Ferrellgas, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of October 31, 2006 and July 31, 2006

FERRELLGAS, INC. AND SUBSIDIARIES

Table of Contents
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

Condensed Consolidated Balance Sheets – October 31, 2006 and July 31, 2006

Notes to Condensed Consolidated Balance Sheets

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	October 31,	July 31,
ASSETS	2006	2006
Current assets:
Cash and cash equivalents	$24,751	$17,168
Accounts and notes receivable, net	115,490	116,369
Inventories	172,735	154,613
Prepaid expenses and other current assets	21,683	15,342

Total current assets	334,659	303,492
Property, plant and equipment, net	788,157	790,362
Goodwill	482,774	480,258
Intangible assets, net	261,761	248,546
Other assets, net	16,924	11,981

Total assets	$1,884,275	$1,834,639

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$79,620	$82,212
Short-term borrowings	120,597	52,647
Other current liabilities	144,996	140,974

Total current liabilities	345,213	275,833
Long-term debt	984,262	983,545
Deferred income taxes	2,456	2,447
Other liabilities	19,085	18,528
Contingencies and commitments (Note G)	—	—
Minority interest	430,471	468,360
Parent investment in subsidiary	187,188	161,670
Stockholder’s equity (deficiency):
Common stock, $1 par value;
10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	20,204	19,207
Note receivable from parent	(145,553)	(145,601)
Retained earnings	47,469	49,269
Accumulated other comprehensive income (loss)	(6,521)	1,380

Total stockholder’s equity (deficiency)	(84,400)	(75,744)

Total liabilities and stockholder’s equity (deficiency)	$1,884,275	$1,834,639

FERRELLGAS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS
October 31, 2006
(Dollars in thousands, unless otherwise designated)
(unaudited)

A.	Organization and formation

The accompanying consolidated balance sheets and related notes present the consolidated financial position of Ferrellgas, Inc. (the “Company”), its subsidiaries, which include its general partnership interest in both Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “operating partnership”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell” or the “Parent”).

The condensed consolidated balance sheets of the Company reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the interim periods presented. All adjustments to the condensed consolidated balance sheets were of a normal, recurring nature. The information included in this Quarterly Report should be read in conjunction with the consolidated financial statements and accompanying notes as set forth in the Company’s consolidated financial statements for fiscal 2006.

B. Summary of significant accounting policies

(1) Nature of operations:
The Company is a holding entity that conducts no operations and has three subsidiaries, Ferrellgas Partners, Ferrellgas, L.P. and Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”). The Company owns a 1% general partnership interest in Ferrellgas Partners and an approximate 1% general partnership interest in the operating partnership. The operating partnership is the only operating subsidiary of Ferrellgas Partners. The operating partnership is engaged primarily in the distribution of propane and related equipment and supplies in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. The operating partnership serves more than one million residential, industrial/commercial, portable tank exchange, agricultural and other customers in all 50 states, the District of Columbia and Puerto Rico. The Company owns a 100% equity interest in Ferrellgas Acquisitions Company. Limited operations are conducted by or through Ferrellgas Acquisitions Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas Partners.

(2) Accounting estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates. Significant estimates impacting the condensed consolidated balance sheets include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, amortization methods of intangible assets, and valuation methods used to value sales returns and allowances, allowance for doubtful accounts, derivative commodity contracts and stock and unit-based compensation calculations.

(3) New accounting standards:
Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact of this statement.

SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as either an asset or liability in the statement of financial position and to recognize changes in that funded status through other comprehensive income. This statement also requires companies to measure plan assets and benefit obligations as of the date of the company’s fiscal year-end. The recognition provisions of this statement are effective as of the end of fiscal years ending after December 15, 2006, while the measurement date provisions are effective as of the end of fiscal years ending after December 15, 2008. The Company is currently evaluating SFAS No. 158 and does not believe the adoption of either provision of this statement will have a significant impact on its financial position.

(4) Reclassifications:
The Company reclassified $45.8 million of customer deposits and advances from accounts payable to other current liabilities in its July 31, 2006 condensed consolidated balance sheet to conform this amount to current period presentation. Certain other reclassifications have been made to the prior year condensed consolidated balance sheets to conform them to the current year presentation.

C. Business combinations

Business combinations are accounted for under the purchase method and the assets acquired and liabilities assumed are recorded at their estimated fair values as of the acquisition dates. The results of operations are included in the condensed consolidated statements of earnings from the date of acquisition. The pro forma effect of these transactions was not material to the Company’s results of operations.

During the three months ended October 31, 2006, the Company acquired propane distribution assets with an aggregate value of $31.7 million in seven transactions.

These acquisitions were funded by $29.2 million in cash payments, the issuances of $2.0 million of liabilities and $0.5 million of Ferrellgas Partners’ common units as well as other costs and consideration.

The aggregate fair values of these seven transactions were allocated as follows:

Customer tanks, buildings and land	$9,491
Non-compete agreements	1,669
Customer lists	17,207
Goodwill	2,739
Working capital	638

$31,744

The estimated fair values and useful lives of assets acquired are based on a preliminary internal valuation and are subject to final valuation adjustments. The Company intends to continue its analysis of the net assets of these transactions to determine the final allocation of the total purchase price to the various assets and liabilities acquired.

D. Accounts receivable securitization

The operating partnership transfers certain of its trade accounts receivable to Ferrellgas Receivables, LLC (“Ferrellgas Receivables”), a wholly-owned unconsolidated, special purpose entity, and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the operating partnership’s retained interest in these receivables is reduced. The accounts receivable securitization facility consisted of the following:

	October 31,	July 31,
	2006	2006
Retained interest	$18,144	$16,373
Accounts receivable transferred	$97,500	$87,500

The retained interest was classified as accounts receivable on the condensed consolidated balance sheets. The operating partnership had the ability to transfer, at its option, an additional $2.5 million of its trade accounts receivable at October 31, 2006. The weighted average discount rate used to value the retained interest in the transferred receivables was 5.4% and 6.0% as of October 31, 2006 and July 31, 2006, respectively.

E. Supplemental balance sheet information

Inventories consist of:

	October 31, 2006	July 31, 2006
Propane gas and related products	$148,634	$130,644
Appliances, parts and supplies	24,101	23,969

	$172,735	$154,613

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All fixed price contracts have terms of fewer than 24 months. As of October 31, 2006, the Company had committed, for supply procurement purposes, to take net delivery of approximately 42.0 million gallons of propane at fixed prices.

Other current liabilities consist of:

	October 31,	July 31,
	2006	2006
Accrued interest	$26,402	$24,800
Accrued payroll	16,179	18,724
Current portion of long-term debt	3,237	14,758
Customer deposits and advances	54,154	45,837
Other	45,024	36,855

	$144,996	$140,974

F.	Long-term debt

Long-term debt consists of:

	October 31,	July 31,
	2006	2006
Senior notes
Fixed rate, Series C-E, ranging from 7.12% to 7.42% due 2008-2013	$204,000	$241,000
Fixed rate, 8.75%, due 2012, net of unamortized premium	270,134	270,229
Fixed rate, Series B-C, ranging from 8.78% to 8.87%, due 2007-2009	163,000	184,000
Fixed rate, 6.75% due 2014, net of unamortized discount	249,323	249,300
Credit agreement, variable interest rates, expiring 2010	91,303	45,453
Notes payable, due 2007 to 2016, net of unamortized discount	9,663	8,238
Capital lease obligations	76	83

	987,499	998,303
Less: current portion, included in other current liabilities on the condensed consolidated balance sheets	3,237	14,758

	$984,262	$983,545

On August 1, 2006, the Company made scheduled principal payments of $37.0 million of the 7.08% Series B senior notes and $21.0 million of the 8.68% Series A senior notes using proceeds from borrowings on the unsecured bank credit facility. On August 29, 2006, the Company used $46.1 million of proceeds from the issuance of common units, including unit option exercises, and general partner contributions to retire a portion of the $58.0 million borrowed under the unsecured bank credit facility.

On August 18, 2006, the operating partnership executed a Commitment Increase Agreement to its Fifth Amended and Restated Credit Agreement dated April 22, 2005 increasing the borrowing capacity available under the unsecured bank credit facility from $365.0 million to $375.0 million. As of October 31, 2006, the Company had total borrowings outstanding under the unsecured bank credit facility of $211.9 million. The Company classified $120.6 million of this amount as short term borrowings since it was used to fund working capital needs that management intends to pay down within the next 12 months. These borrowings have a weighted average interest rate of 7.51%. As of July 31, 2006, the Company had total borrowings outstanding under the unsecured bank credit facility of $98.1 million. The Company classified $52.6 million of this amount as short term borrowings since it was used to fund working capital needs that management had intended to pay down within the following 12 months. These borrowings had a weighted average interest rate of 7.67%.

G. Contingencies

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the condensed consolidated financial condition of the Company.

H. Transactions with related parties

On August 28, 2006, Ferrell purchased 1.9 million Ferrellgas Partners’ common units pursuant to Ferrellgas Partners’ Direct Investment Plan. Ferrellgas Partners received proceeds of $44.1 million, net of issuance costs, and used the net proceeds to reduce borrowings outstanding under the operating partnership’s unsecured bank credit facility.